                                                                                Exhibit 10.1

January 26, 2007

VIA FACSIMILE & U.S. MAIL

The Dow Chemical Company
2030 Dow Center
Midland, MI 48674
Attention: Jim Plonka

Re:	Waiver of Adjustments to the Series B Conversion Price and Reduction of Warrant Exercise Price

Ladies and Gentlemen:

Reference is made to that certain Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of Millennium Cell Inc. (the “Company”), as filed with the Office of the Secretary of State of the State of Delaware on April 22, 2005 and as amended by the Certificate of Amendment to the Certificate of Designations of Preferences, Limitations, and Relative Rights of Series B Convertible Preferred Stock of Millennium Cell Inc. filed with the Office of the Secretary of State of the State of Delaware on June 30, 2005 (as amended, the “Series B Certificate”). Capitalized terms used but not defined in this letter agreement (this “Agreement”) shall have the meanings given to such terms in the Series B Certificate.

1. Notwithstanding anything contained in the Series B Certificate (including, without limitation, the provisions contained in Section d(7) thereof), The Dow Chemical Company (“TDCC”), hereby irrevocably waives any right to any adjustment to the Applicable Conversion Price as a result of any of the following events: (i) any adjustment to the conversion price of the Company’s Series C2 Convertible Preferred Stock, par value $0.001 per share (the “Series C2 Preferred Stock”) or any conversion of any shares of Series C2 Preferred Stock into common stock, in each case, that has occurred since December 15, 2006 or does occur prior to December 15, 2007, (ii) any adjustment to the conversion price of the Company’s Unsecured Convertible Debentures Due 2007 (the “Convertible Debentures”) or any conversion of the Convertible Debentures into common stock, in each case, that has occurred since December 15, 2006 or does occur prior to December 15, 2007 or (iii) the equity financing transaction (including, without limitation, any sale by the Company of its common stock, warrants to purchase common stock, convertible preferred stock, convertible debentures, other convertible debt or any combination of the foregoing) that is currently contemplated and consummated by the Company or which the Company agrees to consummate prior to March 31, 2007.

2. As an inducement to cause TDCC to deliver the waiver described in paragraph 1 above (the “Waiver”) and in consideration therefor, the Company hereby agrees that, effective as of the date hereof, the per share exercise price of that certain warrant to purchase 178,571 shares of the Company’s common stock currently held by TDCC (the “TDCC Warrant”) shall be decreased from $2.10 to $1.25 (the “New Exercise Price”) and this Agreement shall be deemed to be an amendment of the TDCC Warrant to reflect the New Exercise Price. Upon TDCC’s surrender to the Company of the instrument representing the TDCC Warrant, the Company shall cancel such instrument and execute and deliver, in exchange therefor, a new instrument representing the TDCC Warrant containing the same terms but reflecting the New Exercise Price. In addition, the Company shall update its warrant register to reflect such cancellation and new issuance.

3. TDCC hereby agrees that it will not sell, transfer or otherwise dispose of any shares of Series B Preferred Stock unless the transferee expressly assumes this Agreement in connection with such sale, transfer or disposition.

Very truly yours, MILLENNIUM CELL INC. By: /s/ John D. Giolli Name: John D. Giolli Title: Chief Financial Officer
Agreed to and acknowledged: THE DOW CHEMICAL COMPANY By: /s/James H. Plonka Name: James H. Plonka Title: Vice President